Exhibit 1

JOINT FILING AGREEMENT
PURSUANT TO RULE 13d-1(k)

This JOINT FILING AGREEMENT, dated as of July 24, 2017, is entered into by and between OM Group (UK) Ltd. and Old Mutual plc.  Each of the above are collectively referred to herein as the “Parties” and each individually as a “Party.”  The Parties hereby acknowledge and agree that the foregoing Statement on Schedule 13G/A, constituting Amendment No. 2 to the Schedule 13G filed on February 9, 2015, is filed on behalf of each such Party in respect of the Ordinary Shares, nominal value $0.001 per share, of OM Asset Management plc, a public limited company incorporated in England and Wales and that all subsequent amendments to this Statement on Schedule 13G/A shall be filed on behalf of each of the Parties without the necessity of executing or filing additional joint filing agreements.  The Parties hereby acknowledge that each Party shall be responsible for timely filing of such amendments, and for the completeness and accuracy of the information concerning such Party contained therein, but shall not be responsible for the completeness and accuracy of the information concerning any other Party, except to the extent that such Party knows or has reason to believe that such information is inaccurate.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties hereto have executed this Joint Filing Agreement as of the day and year first above written.

OM Group (UK) Ltd.

24 July 2017
Date

By: /s/ Paul Forsythe
Signature

Paul Forsythe, Secretary, OM Group (UK) Ltd.
Name/Title

Old Mutual plc

24 July 2017
Date

By: /s/ Colin Campbell
Signature

Colin Campbell, Group Company Secretary, Old Mutual plc
Name/Title